Exhibit 10.2

8911 Balboa Avenue

San Diego, CA  92123

PH: (858) 309-1700

FX: (858) 309-1701

February 26, 2016

Jason Gray

[via email]

Dear Jason:

On behalf of Mitek Systems, Inc., I am pleased to confirm the offer of regular, full-time employment extended to you for the position of General Counsel, Secretary and Administrative Officer reporting to James DeBello, President & Chief Executive Officer. Your hire date is expected to be on or about Tuesday, March 8, 2016 and is subject to our standard reference and background checks and proof of work authorization in the United States. Further details of this offer are as follows:

Base Salary:	You will earn an annualized base salary of $260,000 paid bi-weekly in the amount of $10,000.

Bonus:	You will also have the opportunity to earn an annual bonus targeted at 30% of your base salary, based upon company performance and personal achievement pursuant to the Company’s Bonus Plan.

Restricted Stock:

We will request that the Board of Directors approve your participation in the 2012 Incentive Plan (the “Plan”) with a Restricted Stock Unit (RSU) grant of 80,000 shares of Mitek Common Stock. The grant will be subject to our normal vesting schedule and such vesting is subject to acceleration upon a change in control of the Company, both as provided for in the Plan. You will be provided details of the Plan shortly after your RSU grant has been approved.

Benefits:

As a regular, full-time employee of Mitek you will be eligible for group benefits for yourself and your eligible dependents effective on the first day of the month following your hire date. Basic benefits include a comprehensive health insurance plan; dental insurance and vision care insurance. In addition you will be eligible for term life insurance and long-term disability insurance. You will also accrue three (3) weeks, equal to fifteen (15) days, of Paid Time Off (PTO) per year and ten (10) paid holidays, in accordance with Company policy. In addition, you will be eligible to participate in the Mitek Systems Inc. 401(k) Savings Plan and Mitek’s Flexible Spending Plan.

You will be asked to contribute a portion of the cost of your own insurance coverage and any dependent coverage you elect. The cost of coverage will vary based upon the number of dependents covered and plan selection. Any premiums, you pay, however, will be paid pre-tax. Full details of employee benefits will be provided once you are on board.

You will also be entitled to certain severance payments and benefits if your employment is terminated without cause or for good reason or there is a change in control of the Company, the details of which shall be set forth in an executive severance and change in control plan.

Mitek Systems Inc. is an at-will employer and as such your employment must be entered into voluntarily and for no specified period. As a result, you are free to resign or the company may terminate your employment at any time, for any reason, with or without cause. No one other than the Chief Executive Officer has the authority to alter this employment relationship, either verbally or in writing.

The terms described in this letter shall be contained in an Executive Severance and Change in Control Plan (“Plan”) that you and the Company will enter into once the offer is accepted and your employment commences, provided however, that your duties are performed in accordance with all standards and policies adopted by the Company. In the Plan, you will be provided with accelerating stock grant vesting in the event of a Change of Control, and you will be provided with six months of severance at your prevailing annual salary rate in the unlikely event of termination without cause. Your employment, pursuant to this offer, is contingent upon your executing the Company’s standard proprietary information agreement and a confidential disclosure agreement, which will be provided to you on your first day of employment.

We are very excited about the prospect of your joining our team. Mitek is an exciting company with what we believe is an excellent opportunity for growth and success.  If the terms described herein are acceptable to you, please acknowledge your acceptance by signing below and return a copy via email to Erika Santiago, Office Manager, (esantiago@miteksystems.com). If not accepted, this offer expires at 5:00 P.M. PST on Monday, February 29, 2016.

Sincerely,

MITEK SYSTEMS, INC.

/s/ James B. DeBello

James B. DeBello

President & Chief Executive Officer

Accepted:

/s/ Jason Gray

Jason Gray

February 29, 2016